Exhibit (d)(xli) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                      Exhibit PP
                                        to the
                             Investment Advisory Contract

                                 TAX-FREE INSTRUMENTS

      For all services rendered by Adviser hereunder, the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to 0.5% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.5 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this 1st day of September, 2000.

                              FEDERATED INVESTMENT

                               MANAGEMENT COMPANY

                                    By:  /S/ G. ANDREW BONNEWELL
                                       --------------------------------
                                    Name:  G. Andrew Bonnewell
                              Title: Vice President

                            MONEY MARKET OBLIGATIONS

                                    TRUST

                                    By:  /S/ J. CHRISTOPHER DONAHUE
                                       --------------------------------
                                    Name:  J. Christopher Donahue
                                Title: President